(LOGO)




Dear Fellow Shareowner:

     You are cordially invited to attend our 1994 Annual Meeting of Shareowners of United Technologies Corporation to be held April 18 at Sikorsky Aircraft, Stratford, Connecticut. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m.

     At the meeting, we will report on the operations, progress and plans of the Corporation, and give you an opportunity to ask questions. If you are unable to attend, you may read a summary of the annual meeting proceedings in the First Quarter Report to Shareowners.

     The annual meeting is open to all shareowners or their authorized representatives. To attend the meeting, complete and return the enclosed postage-paid reservation card directly to the Corporation. An admission ticket will be mailed to you.

     If your shares are held of record by a broker or other nominee in street name and you wish to attend the meeting, your broker or nominee must give written notice to the Corporation that you are its authorized representative for those shares.

     Your vote is important, and we urge you to execute and return the proxy card in the envelope provided whether or not you plan to attend the meeting. If you decide to attend the annual meeting, you can still vote your shares in person, if you wish.

     We hope to see you on April 18th.



                              ROBERT F. DANIELL
                              Chairman and
                              Chief Executive Officer

                              GEORGE DAVID
                              President and
                              Chief Operating Officer

Hartford, Connecticut
March 11, 1994
















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                               TABLE OF CONTENTS


                                                                           Page

Notice of Annual Meeting                                                   1

Proxy Statement                                                            2

General Information                                                        2

Item No. 1 - Election of Directors                                         4

     Information about Nominees for Directors                              4

     Compensation                                                          8

     Report of the Committee on Compensation and Executive Development     14

Item No. 2 - Appointment of General Auditor                                19

Item No. 3 - Shareowner Proposal regarding Executive Compensation          20

Item No. 4 - Shareowner Proposal regarding Employment in Northern Ireland  21


Item No. 5 - Shareowner Proposal regarding Foreign Military Sales          23

Item No. 6 - Shareowner Proposal regarding a Code of Conduct for Business
             in South Africa                                               24

Other Business                                                             26

Proxies and Voting                                                         26

Annual Report                                                              28























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                            NOTICE OF ANNUAL MEETING

                                 April 18, 1994

To the Owners of Common and Preferred Stock:

     The Annual Meeting of Shareowners of United Technologies Corporation will be held at Sikorsky Aircraft, 6900 Main Street, Stratford, Connecticut at 11:00 a.m. on Monday, April 18, 1994 to consider and take action on the following items:

     1.   Election of eleven Directors.

     2.   Appointment of General Auditor.

     3.   A shareowner proposal regarding Executive Compensation.

     4.   A shareowner proposal regarding Employment in Northern Ireland.

     5.   A shareowner proposal regarding Foreign Military Sales.

     6. A shareowner proposal regarding a Code of Conduct for Business in South Africa.

     7. Such other business as may properly come before the meeting or any adjournment thereof.

     Only owners of Common and Series A ESOP Convertible Preferred Stock of record at the close of business on March 1, 1994 are entitled to notice of and to vote at the meeting. A list of such shareowners will be available at the time and place of the meeting and during the ten days prior to the meeting at the office of the Vice President-Contracts and Counsel of Sikorsky Aircraft, 6900 Main Street, Stratford, Connecticut.

     We urge you to sign and date the enclosed proxy card and return it at once in the enclosed envelope.




                                   William H. Trachsel
                                   Vice President and Secretary

March 11, 1994


















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                                PROXY STATEMENT


     This Proxy Statement is first being mailed to shareowners on or about March 11, 1994 soliciting proxies by the Board of Directors of United Technologies Corporation, One Financial Plaza, Hartford, Connecticut 06101, for the Annual Meeting of Shareowners of the Corporation to be held on Monday, April 18, 1994, at the time and place and for the purposes set forth in the Notice of Annual Meeting.

Record Date and Outstanding Shares

     The record date for determining those shareowners entitled to vote at the annual meeting was March 1, 1994. At that date, the Corporation had outstanding 139,404,675 shares of stock consisting of 126,978,215 shares of Common Stock and 12,426,460 shares of Series A ESOP Convertible Preferred Stock. Each share of Common is entitled to one vote. Each share of Series A ESOP Preferred is entitled to 1.3 votes. The total number of votes entitled to be cast at the meeting is 143,132,613.

     The Capital Group, Inc., 333 South Hope Street, Los Angeles, CA 90071, has advised the Corporation that certain of its operating subsidiaries exercised investment discretion over various institutional accounts which held as of December 31, 1993, 8.85% or 11,058,470 shares of the Corporation's issued and outstanding Common Stock. The Capital Group has represented that these shares are held solely for investment purposes and that no managed account holds more than 5% of the Corporation's Common Stock. The Capital Group has sole voting power with respect to 1,320,570 shares and sole investment power with respect to all shares.

     The Corporation knows of no other person who is the beneficial owner of over 5% of its Common Stock. All Series A ESOP Preferred is held by a trustee on behalf of employees of the Corporation who participate in the Corporation's Employee Savings Plan.

Cumulative Voting

     All shares of the Corporation are entitled, without distinction as to class, to vote at the annual meeting on any matter coming before the meeting.
In the election of directors of the Corporation, each owner of Common Stock is entitled to as many votes as equal the number of shares of his or her stock multiplied by the number of directors to be elected. The owners of the Series A ESOP Preferred, when voting for the election of directors, are entitled to as many votes as equal 1.3 times the number of shares of stock multiplied by the number of directors to be elected. By giving written instructions to the Corporation, shareowners may cast all such votes for a single director or may distribute such votes among the number of directors to be elected, or any two or more, as they see fit. If no written indication is made, the votes will be evenly distributed among all the management nominees. A shareowner may withhold a vote for a particular management nominee by writing the nominee's name on the proxy card in the space provided. Under those circumstances, unless other instructions are given in writing, the shareowner's votes will then be evenly cast among the remaining management nominees.


                              GENERAL INFORMATION

     Board of Directors--Directors are elected annually by the shareowners. Nominees are selected by the Board upon recommendation of its Nominating Committee and are chosen for their ability and integrity. As a group, they are expected to bring to the Board experience in national and international business
                                       2
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matters, an awareness of the appropriate role of the Corporation in society and a diversity of opinion and insight. The Board met nine times during 1993 with an average attendance of 93%. All nominees attended more than 75% of the aggregate meetings of the Board and the Committees on which he or she served. The Board has established six permanent committees to assist it in the discharge of its responsibilities.

     Executive Committee--The Executive Committee may exercise all powers of the Board of Directors in the management of the Corporation except those powers that the Bylaws specifically reserve to the entire Board (e.g., amend the Bylaws, declare dividends). Although the Executive Committee has very broad powers, in practice it meets only when it would be inconvenient to call a meeting of the Board. The members of the Executive Committee, which met three times during 1993, are Robert F. Daniell, Chairman; Antonia Handler Chayes, George David, Robert H. Malott, and Jacqueline G. Wexler.

     Audit Review Committee--The Audit Review Committee recommends to the Board a nominee for General Auditor of the Corporation, approves services rendered by and meets with the General Auditor and with the Corporation's internal auditors to receive reports with regard to all auditing matters. The members of the Audit Review Committee, which met five times during 1993, are Howard H. Baker, Jr., Chairman; Antonia Handler Chayes, Robert F. Dee, Pehr G. Gyllenhammar, Robert H. Malott, and Jacqueline G. Wexler.

     Committee on Compensation and Executive Development--The Committee on Compensation and Executive Development makes recommendations to the Board on compensation actions involving senior executives of the Corporation. The Committee approves compensation actions involving all other elected officers of the Corporation, and periodically reviews in the aggregate, annual salaries of all executives. The Committee approves long term incentive awards for elected officers and certain key executives of the Corporation, and reviews and administers the incentive compensation, long term incentive and other compensation plans of the Corporation. It also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The members of the Committee on Compensation and Executive Development, which met nine times during 1993, are Robert F. Dee, Chairman; Howard H. Baker, Jr., Charles W. Duncan, Jr., and Jacqueline G. Wexler.

     Finance Committee--The Finance Committee is responsible for reviewing and making recommendations to the Board on the management of the financial resources of the Corporation. This Committee also reviews such major financial strategies and transactions and major acquisitions and divestitures as may be referred to it by the Chief Executive Officer of the Corporation. The members of the Finance Committee, which met five times during 1993, are Charles W. Duncan, Jr., Chairman; Robert F. Daniell, George David, Pehr G. Gyllenhammar, Gerald D. Hines, and Robert H. Malott.

     Nominating Committee--The Nominating Committee is responsible for making recommendations to the Board on candidates for the Board and on the qualifications and retirement of existing members of the Board. This Committee also is responsible for other matters referred to it by the Board. The Nominating Committee considers nominees recommended to it in writing by shareowners. The members of the Nominating Committee, which met two times during 1993, are Robert H. Malott, Chairman; Robert F. Dee and Charles W. Duncan, Jr.

     Public Issues Review Committee--The Public Issues Review Committee has oversight responsibility for the Corporation's response to such public issues as equal employment opportunity, the environment and safety in the workplace. In addition, the Committee has oversight responsibility for the Corporation's
                                       3
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contributions program and political action committees.  The members of the
Public Issues Review Committee, which met six times during 1993, are Jacqueline
G. Wexler, Chairman; Howard H. Baker, Jr., Antonia Handler Chayes, Robert F. Dee, Pehr G. Gyllenhammar, and Gerald D. Hines.

                                   ITEM NO. 1
                             ELECTION OF DIRECTORS

Board of Directors Nominees

     Ten of the nominees were elected directors at the 1993 Annual Meeting. Mr. Lee was elected a director in January 1994.

     Should any of these nominees become unavailable to accept nomination or election as a director, the proxy holders will, at their discretion, vote the shares that they represent for the election of such other persons as the Board of Directors may recommend, unless the Board reduces the number of directors. Information regarding each nominee, including their ownership of Common and Series A ESOP Preferred Stock of the Corporation as of February 1, 1994, is presented below:

     HOWARD H. BAKER, JR., Partner, Baker, Worthington, Crossley, Stansberry & Woolf (attorneys). Senator Baker was a member of the United States Senate from 1967 through 1984, where he served two terms as Minority Leader and two terms as Majority Leader. He was the Chief of Staff for the President from February 1987 to July 1988. Senator Baker is a director of Federal Express Corporation, Waste Management, Inc. and Pennzoil Company, and a trustee of the Mayo Clinic. He is 68 and has been a director since 1990.

     ANTONIA HANDLER CHAYES, President of the Consensus Building Institute and Senior Consultant to Endispute Incorporated, Boston, Massachusetts (conflict prevention and alternative dispute resolution). Ms. Chayes served as Assistant Secretary of the United States Air Force from 1977 to 1979, and as Under Secretary from 1979 to 1981. She is a member of the DOD-CIA Joint Security Commission. She teaches at the Kennedy School of Government and is Co-Director of the Compliance Project of the Program on Negotiation at the Harvard Law School. She is a member of the American Law Institute and the Council on Foreign Relations. Ms. Chayes also sits on the Advisory Board of the Columbia University School of International and Public Affairs. She is 64 and has been a director of the Corporation since 1981.

     ROBERT F. DANIELL, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. Daniell served as President of Sikorsky Aircraft from 1981 to 1983, and Vice President of United Technologies from 1982 to 1983. He was elected Senior Vice President - Defense Systems in 1983. Mr. Daniell was elected President and Chief Operating Officer in 1984 and named to the additional post of Chief Executive Officer, effective January 1, 1986. He was elected Chairman, effective January 1, 1987. Mr. Daniell relinquished the offices of President and Chief Operating Officer in February 1992 upon the election of Mr. George David to those posts. Mr. Daniell is a director of Shell Oil Co. and The Travelers Inc. He is 60 and has been a director of the Corporation since 1984.

     GEORGE DAVID, President and Chief Operating Officer, United Technologies Corporation. Mr. David served as President and Chief Executive Officer of Otis Elevator Company from 1986 through 1988, and as Chairman of Otis from 1987 through today. He was elected to the office of Senior Vice President of the Corporation in 1988, and Executive Vice President and President, Commercial/Industrial in 1989. In February 1992, Mr. David was elected President and Chief Operating Officer of the Corporation. Mr. David is a
                                       4
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     director of Northeast Utilities and a trustee of the Graduate School of
     Business Administration at The University of Virginia. He is 51 and has been a director of the Corporation since 1992.

     ROBERT F. DEE, retired Chairman of the Board, SmithKline Beckman Corporation, Philadelphia, Pennsylvania (pharmaceuticals). Mr. Dee served as Chief Executive Officer of SmithKline Beckman Corporation from 1972 to 1982. He is a director of Air Products and Chemicals, Inc., Health Trust,
     Inc., Kabi Pharmacia and Volvo North America Corporation.   He is a member
     of The Business Council, The Conference Board and the Management Executives' Society and serves on the Board of Trustees of The Eisenhower Exchange Fellowship. He is 69 and has been a director of the Corporation since 1981.

     CHARLES W. DUNCAN, JR., Private Investor, Houston, Texas. Mr. Duncan has been involved in private investments since 1981. Mr. Duncan served as Secretary of the United States Department of Energy from 1979 to 1981. He is a director of American Express Company, American Express Bank, Ltd., The Coca-Cola Company, Newfield Exploration Co., Chemical Banking Corporation, Panhandle Eastern Corporation and Texas Commerce Bancshares, Inc. Mr. Duncan is 67 and has been a director of the Corporation since 1981.

     PEHR G. GYLLENHAMMAR, former Executive Chairman, AB Volvo, Goteborg, Sweden. Mr. Gyllenhammar served as Managing Director and Chief Executive Officer of AB Volvo, from 1971 to 1983, as Chairman and Chief Executive Officer until 1990, and as Executive Chairman from 1990 to December 1993. He is a director of Kissinger Associates, Inc., Pearson plc., Reuters Holdings plc., and Philips Electronics NV. Mr. Gyllenhammar is also a director and Chairman of Swedish Ships' Mortgage Bank and director and Vice Chairman of Skandinaviska Enskilda Banken. Mr. Gyllenhammar is 58 and has been a director of the Corporation since 1981.

     GERALD D. HINES, Founder and Chairman of Hines Interests Limited Partnership, an international real estate development and management firm, in Houston, Texas. Mr. Hines served on the Board of the Federal Reserve Bank of Dallas from 1975 through 1983, and held the office of Chairman of the Federal Reserve Bank of Dallas from 1981 through 1983. He is a trustee of the Urban Land Institute, and is a director of the Urban Land Research Foundation. Mr. Hines is 68 and has been a director of the Corporation since 1989.

     CHARLES R. LEE, Chairman and Chief Executive Officer of GTE Corporation, Stamford, Connecticut (telecommunications). Mr. Lee has served since 1992 as Chairman and Chief Executive Officer of GTE. Since joining GTE in 1983, Mr. Lee served as Senior Vice President of Finance from 1983 to 1986, Senior Vice President Finance and Planning from 1986 to 1988, and from 1988 to 1992 he served as President, Chief Operating Officer and a director of GTE. He is a director of Contel Cellular Inc., the Proctor & Gamble Company and USX Corporation. He is a member of the Business Roundtable, a Trustee Fellow of the Board of Trustees of Cornell University Council, a Trustee of the National Planning Association and Chairman of the New American Realities Committee of the National Planning Association, a member of The Conference Board, Harvard Business School's Board of Directors of the Associates, and a director the Stamford Hospital Foundation. He is 54 and has been a director of the Corporation since 1994.

     ROBERT H. MALOTT, Chairman of the Executive Committee and former Chairman of the Board and Chief Executive Officer, FMC Corporation, Chicago, Illinois (manufacturer of machinery and chemicals). He is on the Board of FMC Corporation, Amoco Corporation, Rubatex Corporation, and the Swiss Bank Corporation (Council of International Advisors). He is on the Board of the
                                       5
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     National Museum of Natural History (Chairman), National Park Foundation,
     The Aspen Institute, the Lyric Opera of Chicago, American Enterprise Institute, the Hoover Institution, Argonne National Laboratory, The Business Council, the University of Chicago, and the Illinois Business Roundtable (Policy Committee). Mr. Malott is 67 and has been a director of the Corporation since 1980.

     JACQUELINE G. WEXLER retired as President of the National Conference of Christians and Jews, New York, New York, on December 31, 1990. Mrs. Wexler is a former President of Hunter College of the City University of New York. Mrs. Wexler joined Academic Consulting Associates as a Senior Associate in 1980 and was named President the same year. Mrs. Wexler served in that capacity until 1982. She is a director of Interpublic Group of Companies, Incorporated. Mrs. Wexler is 67 and has been a director of the Corporation since 1978.

     At February 1, 1994, no director or officer owned or had the right to acquire under employee stock options exercisable on or prior to April 1, 1994,
more than 1% of the Common Stock of the Corporation.   Directors and officers as
a group owned or had the right to acquire under employee stock options exercisable on or before April 1, 1994, 1.5% of the Common Stock of the Corporation.

     The following table lists all stock based holdings at February 1, 1994 for the five most highly compensated executive officers and the Directors of the Corporation. The address for each individual in this table is United Technologies Corporation, One Financial Plaza, Hartford, CT 06101.


             Security Ownership of Directors and Executive Officers


                      Class of                    Shares
Name                  Securities               Beneficially     Total (2)
                                                 Owned (1)

Howard H. Baker, Jr.  Common                      2,000          2,250
Antonia Handler       Common                      1,850          1,850
Chayes
Robert F. Daniell     Common                    596,245         781,541
                      Series A ESOP                 486            486
                      Preferred
George David          Common                    346,491         520,460
                      Series A ESOP                 471            471
                      Preferred
Robert F. Dee         Common                      1,400          1,650
Charles W. Duncan,    Common                     10,400 (3)     10,650
Jr.
Pehr G. Gyllenhammar  Common                        200            450
Gerald D. Hines       Common                      5,250          5,250
Charles R. Lee        Common                      1,225          1,225
Robert H. Malott      Common                      1,400          1,650
Jacqueline G. Wexler  Common                      1,650          1,650
Karl J. Krapek        Common                    141,550         237,010
                      Series A ESOP                 482            482
                      Preferred
Stephen F. Page       Common                     17,980         64,806
                      Series A ESOP                   0              0
                      Preferred


                                       6
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Irving B. Yoskowitz   Common                    166,338         185,316
                      Series A ESOP                 487            487
                      Preferred
Directors &           Common                  2,166,126         2,909,659
Executive             Series A ESOP               7,953          7,953
Officers as a Group   Preferred
(31)

_________

     (1) Included in the number of shares beneficially owned by Messrs. Daniell, David, Krapek, Page, and Yoskowitz and all directors and executive officers as a group are 484,474, 278,186, 103,251, 6,384, 124,684, and 1,664,526
shares, respectively, which such persons have the right to acquire by April 1, 1994 pursuant to employee stock options; 80,346, 36,172, 15,264, 2,500, 18,744, and 247,642 shares, respectively, as to which such persons have sole voting and investment powers; and, 31,425, 32,133, 23,035, 9,096, 22,880 and 246,952
shares, respectively, as to which such persons have sole voting but no investment powers. Executive officers as a group have shared voting and investment power with respect to 3,006 shares of Common Stock and 7,953 shares of Series A ESOP Preferred Stock. The following directors have sole voting but no investment powers with respect to the following number of shares: Ms. Chayes, Mrs. Wexler, Messrs. Baker, Hines, Lee, and Malott - 1000 shares; Mr. Dee - 800 shares. These directors, as well as Mr. Gyllenhammar, have sole voting and investment power with respect to the balance of their holdings of Common Stock.

     (2) This column shows the individual's stock based holdings, including the equity securities in the Securities Beneficially Owned column and described in footnote (1). The value of these holdings will increase or decrease with the price of the Corporation's stock. The figures also include, as appropriate, stock options that are not exercisable within sixty days, deferred stock units of executives who elect to defer a portion of compensation in the UTC Stock Unit Account under the Deferred Compensation Program, and directors deferred stock units which will be converted to Common Stock of the Corporation upon a director's termination of board service as to all of which there is no voting or investment power.

     (3) Includes 5,400 shares owned directly by Mr. Duncan as to which he has sole voting and investment powers; 4,000 shares owned by a partnership in which Mr. Duncan is both a Limited Partner and a General Partner, as to which he has shared voting and investment powers; and 1,000 shares as to which he has sole voting but no investment powers.

Certain Transactions

     The law firm of Baker, Worthington, Crossley, Stansberry & Woolf, of which Senator Baker is a partner, is retained from time to time for legal services.

     The Corporation and its subsidiaries have transactions in the ordinary course of business with other unaffiliated corporations of which certain of the non-employee directors are officers or directors. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that such amounts are not material in relation to the businesses of such other corporations or the interests of the directors involved.

Shareowner Nominations

     Pursuant to the Corporation's Bylaws, shareowners who contemplate making nominations for director shall submit such nominations in writing to the
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Secretary of the Corporation at least 30 days and not more than 60 days prior to the annual meeting. The notice shall set forth as to the nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the nominee's written consent to being a nominee and to serving if elected). As to the shareowner giving the notice, the Bylaws require that the notice shall include the shareowner's name and address as they appear on the Corporation's books and records, and the class and number of shares of the Corporation beneficially owned by such shareowner.


                                  COMPENSATION

Compensation of Directors

     Fees and other benefits are provided to directors who are not employees of the Corporation. The aggregate amount of directors' fees paid for the fiscal year ended December 31, 1993 was $515,833. No fees or other benefits are provided to employees of the Corporation for serving as directors. Fees paid to non-employee directors consist of a basic annual retainer of $25,000, additional retainers of $3,000 for each Committee chairmanship and $2,500 for each Committee membership, and a fee of $1,000 for each Board and Committee meeting attended. Beginning with calendar year 1994, sixty percent of each non-employee director's basic annual retainer is paid, at the election of such director, either in shares of Common Stock of the Corporation or in deferred stock units which automatically convert to shares of Common Stock upon termination of service on the Board.

     Under the Directors' Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer receipt of all or a portion of the following year's annual retainer and fees that would be paid in cash. This deferred remuneration is assumed to have been invested at a rate that is at least equal to the rate being paid from time to time on the income fund under the Corporation's Savings Plan. Participants receive payment from their account in cash in one or more annual installments following termination of service as a director. One non-employee director is participating in the Directors' Deferred Compensation Plan.

     As part of a program intended to promote a closer identity between shareowners and the Board, non-employee directors receive a one-time grant of United Technologies Corporation restricted Common Stock equal to 200 shares for each year of service remaining between the grant date and their scheduled retirement date, but in no case exceeding 1,000 shares per director. The shares vest in increments of 200 shares on the date of each Annual Meeting of Shareowners, but will not be transferred to the director until such director retires or resigns from the Board. Should the director leave the Board before all restricted shares vest, the non-vested shares will be forfeited except that in the event of the death or disability of the director, a change in control, or when a director retires or resigns to accept full time employment with a charity, a not-for-profit institution or the state, federal or local government, all shares not previously vested, are entitled to accelerated vesting. In lieu of Common Stock, any foreign national who serves as a director is eligible to receive a one-time grant of restricted share units, each unit being equal in value to a share of Common Stock. Vesting provisions for units are the same as restricted stock. At retirement, a cash payment equal to the then-current value of a share of Common Stock will be paid to the foreign director for each vested unit. Each unit and share of restricted stock will, on a quarterly basis, generate a cash payment equal to the dividend paid on a share of Common Stock.


                                       8
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
                           SUMMARY COMPENSATION TABLE
                               Annual Compensation




                                                                                       Other Annual
             Name and                                Salary          Bonus (1)       Compensation(2)
        Principal Position              Year          ($)               ($)                ($)

 R. Daniell, Chairman and               1993        $962,500         $800,000            $138,488
 Chief Executive Officer                1992        $879,167            $0               $132,209
                                        1991        $816,250         $350,000               -

 G. David, President and                1993        $770,833         $600,000            $108,532
 Chief Operating Officer                1992        $603,854            $0               $84,596
                                        1991        $438,750         $225,000               -

 K. Krapek, President                   1993        $533,333         $300,000               -
 Pratt & Whitney                        1992        $360,000         $225,000               -
                                        1991        $330,000         $190,000               -

 I. Yoskowitz, Executive                1993        $450,000         $285,000            $66,697
 Vice President and                     1992        $404,167         $180,000            $59,877
 General Counsel                        1991        $340,420         $180,000               -

 S. Page, Executive Vice                1993        $410,511         $385,000            $177,904
 President and Chief
 Financial Officer



                                       8a

                           SUMMARY COMPENSATION TABLE
                             Long Term Compensation

                                                          Awards
                                                        Payouts

                                                               Securities
            Name and                          Restricted       Underlying     Long Term     All Other
       Principal Position                    Stock Awards       Options       Incentive    Compensation
                                    Year        (3,4)             (#)          Payouts         (5)
                                                 ($)                             ($)           ($)

R. Daniell, Chairman and            1993          $0             25,000       $885,368       $77,453
Chief Executive Officer             1992     $634,375 (6)       150,000       $411,172       $65,985
                                    1991     $816,000 (7)         16,000      $372,600          -


G. David, President and             1993          $0             20,000       $771,431       $25,566
Chief Operating Officer             1992    $1,015,000 (6)      120,000       $285,686       $21,365
                                    1991          $0              17,500      $407,531


K. Krapek, President                1993          $0             12,000       $674,785       $16,879
Pratt & Whitney                     1992     $822,850 (8)        87,000       $294,239       $24,080
                                    1991          $0             10,000       $253,125


I. Yoskowitz, Executive             1993     $111,875 (9)        8,500        $341,953       $17,304
Vice President and                  1992    $1,141,875 (6)       8,500        $111,741       $14,652
General Counsel                     1991          $0             8,500        $197,944          -


S. Page, Executive Vice             1993     $473,750 (9)        37,000       $212,667       $41,875
President and Chief
Financial Officer



                                       8b

     Under the Directors' Retirement Plan, a non-employee director who served as a director for five or more years receives an annual retirement benefit equal to the highest annual Board retainer in effect for directors of the Corporation during the director's years of service. The benefit is payable for a period equal to the director's years of service or 15 years, whichever is shorter.

Compensation of Executive Officers

     The following Summary Compensation Table sets forth for each of the fiscal years in the three year period ended December 31, 1993, the compensation for services in all capacities earned by each of the Corporation's Chairman and Chief Executive Officer and the other four most highly compensated (based on total salary and bonus) executive officers of the Corporation and its subsidiaries (the _named executive officers_) in 1993.















































                                       9
PAGE

     (1) Incentive compensation shown in the Bonus column for Messrs. David, Daniell, Krapek, Page and Yoskowitz was paid under the Annual Executive Incentive Compensation Plan. For 1993, $8,406,075 was the aggregate amount set aside under this Plan with respect to the Corporate Fund. The figure for Mr. Page also includes a one time sign-on bonus which he received in January 1993.

     (2) Pursuant to SEC rules, no figures are required to be reported in this column for 1991. For other years, pursuant to SEC rules and where appropriate, no amounts for executive perquisites and other personal benefits are shown because the aggregate dollar amount per executive is less than either $50,000 or 10% of annual salary and bonus. Further, SEC rules require that each perquisite or other personal benefit exceeding 25% of the total Other Annual Compensation reported for an individual in this column be specifically identified. In 1993 such amounts include: Mr. David - $33,707 for personal use of corporate aircraft for security reasons; Mr. Page - $75,000 and $47,369, respectively, as a one time moving allowance and associated tax gross-up. For 1993 and 1992 amounts reported under Other Annual Compensation include non-preferential dividends paid on non-vested performance-based restricted stock.

     (3) Consists of shares of restricted stock that vest solely on the basis of the lapse of time valued at the market price of the Common Stock as of the date of grant. Restricted stock awards with performance-based vesting criteria are described below in the table on Long Term Incentive Plans - Awards in Last Fiscal Year. The shares of restricted stock awarded in 1992 and 1993 are accompanied by a _tandem tax offset unit_ which entitles the holder, upon vesting, to elect to surrender a number of shares sufficient to satisfy the corresponding tax withholding obligations. Regular quarterly dividends are paid on all shares of restricted stock.

     (4) At the close of business on December 31, 1993, the following named executives held total non-vested time based and/or performance-based restricted shares as follows: Mr. Daniell - 17,500 shares valued at $1,085,000; Mr. David
- - 20,000 shares valued at $1,240,000; Mr. Krapek - 14,650 shares valued at $908,300; Mr. Yoskowitz - 17,500 shares valued at $1,085,000; and, Mr. Page - 10,000 shares valued at $620,000. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 1993, by the number of shares held.

     (5) For 1993, consists of employer matching contributions in the Employee Savings Plan for Messrs. Daniell, David, Krapek, Yoskowitz and Page of $7,075, $6,125, $7,075, $7,075, and $0, respectively, and life insurance premium payments of $70,378, $19,441, $9,804, $10,229, and $41,875, respectively.

     (6) Consists of 1992 grants of time based restricted stock to Messrs. Daniell, David and Yoskowitz of 12,500, 20,000 and 22,500 shares, respectively. All shares held by Messrs. Daniell and David and 15,000 shares held by Mr. Yoskowitz vested on December 31, 1992. 7,500 shares held by Mr. Yoskowitz are scheduled to vest on December 31, 1994.

     (7) On February 25, 1991, Mr. Daniell was granted 17,000 time based restricted shares which vested on October 31, 1993.

     (8) Consists of a grant of 16,700 shares of time based restricted stock to Mr. Krapek. 6,250 of these shares vested on December 31, 1992. 6,250 are scheduled to vest on December 31, 1994. 4,200 performance-based restricted shares were converted in 1992 to a time based award with vesting scheduled to occur September 1, 1995. This change was made because the original performance-based vesting criteria applied to Carrier Corporation and are no longer applicable to Mr. Krapek in his current position as President of Pratt & Whitney.

                                       10
PAGE

     (9)  Consists of 1993 grants of time based restricted stock to Messrs.
Yoskowitz and Page of 2,500 and 10,000 respectively.    These 2,500 shares held
by Mr. Yoskowitz are scheduled to vest February 26, 1996. 2,500 of the shares granted to Mr. Page vested after one year on January 14, 1994. The balance of Mr. Page's shares are scheduled to vest in annual increments of 2,500 shares in 1995, 1996 and 1997.

     The following table sets forth information concerning individual grants of stock options made during the 1993 fiscal year to each named executive officer. The Corporation did not grant any stock appreciation rights during the 1993 fiscal year and has no outstanding SAR's.


                                OPTION GRANTS IN
                                LAST FISCAL YEAR

                                                             Grant Date
                       Individual Grants (1)                Present Value

            Number of
              Shares     % of Total
            Underlying    Options                            Grant Date
             Options     Granted to  Exercise   Expiration     Present
  Name     Granted (#)   Employees     Price       Date      Value  (2)
                                      ($/SH)

R.          25,000 (3)      1.8%      $44.75     1-31-03      $337,863
Daniell


G. David    20,000 (3)      1.4%      $44.75     1-31-03      $270,290



K. Krapek   12,000 (3)      0.9%      $44.75     1-31-03      $162,174



I.Yoskowi    8,500 (3)      0.6%      $44.75     1-31-03      $114,873
tz


S. Page     12,000 (3)      0.9%      $44.75     1-31-03      $162,174

            25,000 (4)      1.8%      $47.375    1-13-03      $357,681




     (1) Under certain change of control situations or restructuring conditions, the Board of Directors may accelerate vesting of option grants, purchase an outstanding grant for the cash value thereof or provide other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

     (2) The values listed in this column are based on the Black-Scholes option pricing model. The estimated values are based on the following assumptions as to variables: time period to exercise of ten years, interest rate of 7.0%, stock price volatility of .2124, and future dividend yield of 3.0%. The estimated values are not intended to forecast future appreciation, if any, of
                                       11
PAGE

                           AGGREGATED OPTION EXERCISES
                               IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES



                                                               Number of Shares Underlying   Value of Unexercised In-the-
                                                                       Unexercised                       Money
                                                              Options at FiscalYear End (#)           Options at
                                                                                            Fiscal Year End ($) (1)
                                       Shares    Value   (1)
Name                                Acquired on  Realized ($)    Exercisable   Unexercisable   Exercisable    Unexercisable
                                    Exercise (#)
R. Daniell                          0            $0                 484,474       135,296        $10,969,907       $1,583,856

G. David                            6,768        $164,124           228,186       158,969         $3,741,832       $2,142,215

K. Krapek                           1,122        $26,928            103,251       75,460          $1,770,521       $1,289,723

I. Yoskowitz                        4,438        $100,650           124,684       3,978           $2,047,617       $68,621

S. Page                             0            $0                   6,384       30,616            $110,124       $462,501





                                       11a

United Technologies' stock. If the Corporation's stock does not increase in value above the exercise price of the stock option, then the option grants described in the table will be valueless. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model or any other valuation model applied to stock options.

     (3) These options were granted on February 23, 1993, and were scheduled to become exerciseable on February 1, 1996. The options were subject to early vesting on February 1, 1994, in whole or in part, if Continuous Improvement Incentive Program ("CIIP") objectives were achieved. Since the objectives were achieved, certain options ( including options granted in prior years) vested on February 1, 1994, as follows: Mr. Daniell - 24,915; Mr. David - 21,707; Mr. Krapek - 12,000; Mr. Yoskowitz - 9,622; and, Mr. Page - 6,384. CIIP program objectives consist of between two and four strategic or financial criteria that are directly relevant to an operating unit executive's business unit. For Messrs. Daniell, David, Page, and Yoskowitz, CIIP program objectives are: (i) an average of the business units' achievements under the CIIP (50%); and, (ii) the Corporation's success in meeting its return on equity objective (50%). If accelerated vesting of options occurs as a result of achievement of CIIP program objectives, a quarterly dividend equivalent payment equal to the regular quarterly dividend paid on Common Stock will be paid with respect to each such option. Such dividend equivalents will be paid for up to a maximum of two years or the date the option is exercised, if sooner.

     (4) These options were granted to Mr. Page on January 14, 1993 and will become exercisable on January 14, 1996.

     The following table sets forth information concerning the exercise of stock options during the 1993 fiscal year by each of the named executive officers and the fiscal year end value of unexercised options. No stock appreciation rights were exercised in 1993 or held at fiscal year end.






























                                       12
PAGE


                           LONG TERM INCENTIVE PLANS -
                         AWARDS IN LAST FISCAL YEAR  (1)




                                                                            Estimated Future Payouts
                                                                             under Non-Stock Price
                                                                                   Based Plans
              Name                   No. of Shares,      Performance or
                                         Units               Other         Thresho   Target  Maximum
                                    or Other Rights       Period Until       ld      ($ or    ($ or
                                          (#)            Maturation or      ($ or      #)       #)
                                                             Payout          #)
R. Daniell                         12,500               2/1/93 - 2/1/94       0     12,500   12,500

G. David                           10,000               2/1/93 - 2/1/94       0     10,000   10,000

K. Krapek                          6,000                2/1/93 - 2/1/94       0     6,000    6,000

I. Yoskowitz                       4,250                2/1/93 - 2/1/94       0     4,250    4,250

S. Page                            6,000                2/1/93 - 2/1/94       0     6,000    6,000






                                       12a

     (1) The value reported is based either on the closing price on the New York Stock Exchange on the date of exercise or on December 31, 1993, as applicable, minus the exercise price.

     The following table sets forth information concerning individual grants of Long Term Incentive Plan awards made during the 1993 fiscal year to each of the named executives.





















































                                       13
PAGE

     (1) These awards are made under the United Technologies Corporation Long Term Incentive Plan (the _LTIP_) which was approved by the shareowners in 1989. All the 1993 awards are performance-based and subject to forfeiture if established goals are not achieved. The awards consist of Restricted Share Units (_RSUs_) which vest if _Continuous Improvement Incentive Program_ (_CIIP_) objectives are achieved. Since the CIIP objectives were achieved, certain of the awards (including RSUs awarded in prior years) vested on February 1, 1994, as follows: Mr. Daniell - 12,457; Mr. David - 10,854; Mr. Krapek - 6,000; Mr. Yoskowitz - 4,811; and, Mr. Page - 3,192. 50% of any RSUs that vest will be settled in shares of Common Stock. These shares will continue to be subject to a restriction on transferability until such time as the participant terminates employment with the Corporation. The other 50% of any vested RSUs will be settled in cash, reduced by an amount sufficient to fund the total tax withholding obligation resulting from the vesting of the RSUs. For a description of the CIIP objectives, see footnote 3 to the table entitled Option Grants in the Last Fiscal Year, above.












































                                       14
PAGE

           COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT REPORT

Introduction

     The following report is provided by the Board of Directors' Committee on Compensation and Executive Development (the "Committee"). The Committee supervises the Corporation's Executive Compensation Program (the "Program") and is directly responsible for all compensation actions affecting the Corporation's most senior executives.

     The Committee meets on a regular basis throughout the year. The Committee frequently utilizes information about other companies' compensation practices, including information provided by outside consultants. These companies are not necessarily the same companies that are most appropriate for comparing shareowner returns in the corporate performance graph. Accordingly, the competitive information considered by the Committee includes twelve of the companies included in the corporate performance graph on page 18, as well as twenty four other companies (the "Compensation Peer Group"). Compensation Peer Group companies have characteristics similar to the Corporation such as diversified product lines, global operations, and sales volumes. In addition, such companies often compete with the Corporation for executive talent. The Corporation targets the value of the Program for its most senior executives, including the named executive officers, to be between the 50th and 75th percentile of the Compensation Peer Group.

     The Program is designed to reward performance that is directly relevant to the Corporation's short term and long term success. The Committee evaluates managerial performance on the basis of financial criteria such as share price, earnings per share, operating profit at the business units, net cash flow, working capital turnover rates, and return on equity. The Committee also considers non-financial factors such as quality and efficiency improvements, market share, international business development, improvements in customer relations, product development and other strategic achievements of long term significance that may not have immediate financial impact. For 1993, the Committee continued to view the Corporation's restructuring program to be of critical importance.

Executive Compensation Program Objectives

     The Program is designed and administered to achieve two principal objectives. First, the Program is intended to be fully competitive for the purpose of assuring that the Corporation is able to attract, motivate and retain talented executives. Competitive base salary levels and benefit programs are important Program components intended to achieve this objective. Second, the Program is intended to create an alignment of interests between the Corporation's executives and shareowners so that a significant portion of each executive's compensation varies with individual and corporate performance.

     Elements of performance-based compensation include equity based awards under the Long Term Incentive Plan (the "LTIP"). The value of stock option, restricted share and other awards under the LTIP is correlated with the value of the Corporation's Common Stock and directly links executive and shareowner interests. Under the Continuous Improvement Incentive Program (the "CIIP"), LTIP awards are subject to vesting on the basis of three-year financial and strategic objectives. CIIP objectives are established separately for each business unit. The Corporate Office CIIP objective is the composite average of the business units' CIIP objectives, except for the most senior corporate office executives whose objectives are the composite average of the business units' CIIP objectives (50% weighting) and the Corporation's return on equity objective (50% weighting). CIIP awards include non-qualified stock options, restricted
                                       15
PAGE
share units ("RSUs") and dividend equivalents ("DEs"). One RSU is awarded for every two stock options and one DE is awarded for each stock option. Stock options vest after a three-year holding period, or earlier, if CIIP objectives are achieved. The value realized under stock options is correlated directly with share price appreciation. Each RSU is equal in value to one share of Common Stock. RSUs vest only to the extent CIIP objectives are achieved. 50% of vested RSUs are paid in cash and 50% are converted to shares of UTC Common Stock that may not be sold until termination or retirement, thereby fostering long term executive share ownership. DEs are equal in value to dividends paid on UTC Common Stock for up to two years and vest only to the extent that the CIIP objectives are achieved. The amount of CIIP awards for 1991-1993 was determined at the inception of the CIIP in 1991, taking into account competitive practices at other companies with respect to long term incentive awards. Awards for 1994 will not include RSUs or accelerated vesting of options.

     As further discussed below, the amount of cash incentive compensation awards paid under the Annual Executive Incentive Compensation Plan and adjustments to base salary each vary in accordance with individual, business unit and corporate performance.

Chief Executive Officer Compensation for 1993

     Mr. Daniell's total compensation reflects an assessment of short term and long term corporate performance and an assessment of Mr. Daniell's individual performance as Chairman and Chief Executive Officer.

     During 1993 the Corporation made progress on previously established long term objectives: (i) the restructuring program; (ii) improvement in financial performance and operating efficiencies; and (iii) development of international markets. The restructuring program progressed in 1993 with respect to manufacturing floor space and operating expense reductions. As a result of progress to date, the restructuring program goal of eliminating $1 billion of annual operating expense by the end of 1994 is attainable. Financial and operating performance improved as measured by several criteria. The Corporation turned over its working capital 4.86 times in 1993, its best performance ever. Working capital turnover rates for 1992 and 1991 were 4.26 and 3.94,
respectively.   For 1993, net debt was reduced $254 million in spite of
restructuring expenditures of $393 million and customer financing requirements of $208 million.

     During 1993, the Corporation continued to compete successfully in international markets with 53% of total revenues derived from non-U.S. sales. Sales and profit growth in Far East markets are becoming increasingly important factors in the Corporation's results. This strategy is intended to provide an important part of future growth.

     The Committee believes that 1993 was a year of steady and deliberate progress for the Corporation. Success in the initiatives described above is critical to the long term success of the Corporation. From August of 1991 (the time the restructuring program was announced) through December 31, 1993, aggregate share price appreciation was 35.1% compared with 24.9% for the Dow Jones Industrial Average. Such performance suggests investor confidence in management's definition and implementation of strategic objectives for the Corporation. For 1993, the Corporation earned $3.30 per share, an increase from 1992 in spite of adverse economic conditions in Europe and the airline industry.

     The Committee's favorable view of Mr. Daniell's performance resulted in certain compensation actions taken by the Committee. Mr. Daniell's salary during 1993, which is based on comparisons with the Compensation Peer Group and an overall assessment of individual performance, increased 9.5% over 1992,

                                       16
PAGE
placing his salary between the 50th and 75th percentile for chief executive officers within the Compensation Peer Group.

     Mr. Daniell vested in 12,457 restricted share units under the CIIP. This vesting occurred as a result of the average of the business units' achievements of their CIIP objectives (50% weighting) and the Corporation's achievement of its 1993 return on equity objective (50% weighting). Mr. Daniell's 1993 CIIP award was determined as part of this three-year program.

     Mr. Daniell received an $800,000 cash incentive compensation award in respect of 1993, based on the performance criteria discussed in this report. The Committee does not use a formula for the purpose of establishing a direct correlation between award amounts and any specific financial or strategic achievement or any combination of such achievements. Rather, the Committee considers the various components of Corporate and individual performance in reaching its overall judgment of Mr. Daniell's performance for the year. Among the factors considered, progress in the restructuring program, cash flow performance and earnings were of particular significance to the Committee in assessing overall performance for 1993. This award, in combination with base salary, results in total cash compensation between the 50th and 75th percentile for chief executive officers within the Compensation Peer Group.

Performance-Based Compensation for Executives in 1993

     For 1993, certain of the Corporation's executives received variable cash incentive compensation awards under the Annual Executive Incentive Compensation Plan determined on the basis of corporate, business unit and individual performance. The Committee determines the amount available for incentive cash awards at the Corporate Office on the basis of aggregate corporate financial performance and other factors (as detailed in the introduction to this Report). The determination of the amount of such pool is not directly contingent upon any single achievement, but instead reflects the Committee's overall judgment of Corporate performance, taking into account the foregoing factors. For 1993, earnings and cash flow were significant factors in establishing award pools under the Annual Executive Incentive Compensation Plan. Individual awards are determined as a percentage of base salary based on pre-established target ranges applicable to the executive's position, subject to adjustment for individual and business unit or corporate performance, as appropriate.

     The Chairman and Chief Executive Officer determines the amount of incentive compensation to be made available to the business units. Based on the business units' 1993 performance, incentive compensation pools were established at all business units. Results improved at most business units in 1993. Sikorsky and Otis posted record results in spite of adverse economic conditions in the U.S. and Europe. Carrier continued a turnaround that began in 1992. UT Automotive and Norden Systems both posted positive financial results compared with 1992. Pratt & Whitney and Hamilton Standard did not evidence improved results, due largely to the ongoing recession in the commerical airline industry and reduced
defense spending.   Pratt & Whitney's results were negatively affected due to
cancellation and rescheduling of airline orders. However, both Pratt & Whitney and Hamilton Standard continue to take the necessary actions to restructure their businesses in response to sustained adverse conditions in the airline industry.

     Effective January 1, 1994, the Internal Revenue Code was amended to disallow deductions for executive compensation in excess of $1 million to named executive officers. However, this deduction limitation does not apply to "performance-based" executive compensation. The Internal Revenue Service recently issued proposed regulations interpreting this new rule. The Corporation has reviewed the proposed regulations and has determined that it will make no immediate changes to its executive compensation programs in
                                       17
PAGE
response to the proposed IRS rules. The Corporation believes that its executive compensation programs are already substantially based on Company and individual performance. The Corporation also expects that the amount of non-deductible executive compensation that might be paid in 1994 will not be material relative to overall executive compensation payments. For these reasons, the Corporation believes it most prudent to await further guidance from the Internal Revenue Service before making substantive changes to its executive compensation programs to assure that the maximum amount of executive compensation will be deductible under the new tax rules.

Conclusion

     Through the management of the Corporation's Executive Compensation Program in the manner described above, executive compensation is linked directly to individual and corporate performance and stock price appreciation. By balancing the elements of compensation, the Program is both competitive and performance driven. In 1993, as in previous years, a substantial portion of the Corporation's executive compensation was based on individual and corporate performance-based variables that will motivate and focus management on those issues that are critical to the future success of the Corporation. The Committee intends to continue the policy of linking executive compensation to individual performance, corporate performance and returns to shareowners.

Committee Members

       Robert F. Dee, Chairman       Charles W. Duncan, Jr.

       Howard H. Baker, Jr.          Jacqueline G. Wexler



Compensation Committee Interlocks and Insider Participation

     Senator Howard H. Baker, Jr. serves as a member of the Committee on Compensation and Executive Development of the Board of Directors. As noted previously, Senator Baker is also a partner in the law firm of Baker, Worthington, Crossley, Stansberry & Woolf. This firm is retained from time to time to provide legal services; fees paid during 1993 were not material to total revenues for either the law firm or United Technologies.

Performance Graph

     The following graph presents a comparison of the cumulative total shareowner return for the five years ending December 31, 1993 on the Corporation's Common Stock as measured against the Standard & Poor's 500 Stock Index and the Dow Jones 30 Industrials Index. The Corporation is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and the starting value of each index and the investment in the Corporation's Common Stock was $100 on December 31, 1988.

[Graph inserted at this point showing dollars from $100 to $220 on the vertical axis and years (1988 through 1993 on the horizontal axis. Data points for the graph are as follows.]

                              1988    1989    1990    1991    1992    1993


United Technologies           $100.0  $136.2  $124.5  $146.5  $134.9  $179.7



                                       18
PAGE

Standard & Poor's 500         $100.0  $131.6  $127.5  $166.2  $178.8  $196.8



Dow Jones Industrial Average  $100.0  $129.2  $131.8  $166.8  $174.5  $193.8


Employment Contracts and Termination of Employment and Change-In-Control Arrangements

     In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development has been delegated the authority to select the participants under the Severance Plan. Effective December 31, 1993, there were 35 key executives, including the five named executive officers, covered under the Severance Plan. The Severance Plan provides that in the event of termination of the participant's employment with the Corporation for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change in control of the Corporation, as defined in the Severance Plan, the participant will receive: (i) a cash payment of three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to Severance Plan participants to the extent necessary to preserve the level of benefits provided in the Plan in the event of the imposition on any such participant of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

     In addition to the Severance Plan, 30 key executives, including the five named executive officers, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Senior Executive Severance Plan (as described above).

Pension Plan

                               PENSION PLAN TABLE

                                Years of Service


                15        20        25        30        35         40


$   500,000  $147,000  $195,900  $219,900  $243,900  $268,200  $
                                                               293,200

$   750,000  $222,000  $295,900  $332,400  $368,900  $405,700  $
                                                               443,200

$1,000,000   $297,000  $395,900  $444,900  $493,900  $543,200  $
                                                               593,200


                                       19
PAGE

$1,250,000   $372,000  $495,900  $557,400  $618,900  $680,700  $
                                                               743,200

$1,500,000   $447,000  $595,900  $669,900  $743,900  $818,200  $
                                                               893,200

$1,750,000   $522,000  $695,900  $782,400  $868,900  $955,700  $1,043,200


     Compensation covered by the pension plans of the Corporation and its subsidiaries includes total cash remuneration in the form of salaries and wages, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus Column of the Summary Compensation Table) but excluding awards paid under the United Technologies Corporation Long Term Incentive Plan (shown in the Long Term Compensation Columns of the Summary Compensation Table). Benefits are computed as a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit.

     As of December 31, 1993, the executive officers named in the Summary Compensation Table had the following full years of credited service for determining benefits: R. Daniell, 37 years; G. David, 18 years; I. Yoskowitz, 14 years; K. Krapek, 11 years; and, S. Page, none.


                                  ITEM NO. 2.
                         APPOINTMENT OF GENERAL AUDITOR

     The Audit Review Committee has nominated the firm of Price Waterhouse to be General Auditor of the Corporation, to act until the 1995 Annual Meeting.
During 1993, Price Waterhouse provided the Corporation with audit and related services, as well as certain non-auditing services. Fees for services provided totaled approximately $19,500,000. Services rendered by Price Waterhouse are approved by the Audit Review Committee and reviewed for any possible effect on independence; whenever possible, this approval is obtained prior to the rendering of the service and in other cases as soon thereafter as practicable.

     Representatives of Price Waterhouse are expected to be present at the annual meeting with the opportunity to make such statements as they desire. They will also be available to respond to appropriate questions from shareowners.


                              SHAREOWNER PROPOSALS

Submission of Shareowner Proposals

     Proposals of shareowners intended to be presented at the 1995 Annual Meeting must be received by the Corporation no later than November 7, 1994. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations established by the Securities and Exchange Commission.

     The Board of Directors carefully considers all proposals and suggestions from shareowners. When adoption is clearly in the best interest of the Corporation and the shareowners, and can be accomplished without shareowner approval, the proposal is implemented without inclusion in the proxy material. However, the Board of Directors does not agree with all shareowner proposals submitted and must oppose those with which it disagrees to fulfill the Board's

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obligations to represent and safeguard the best interests of shareowners as a whole.

     The name, address and number of shares held by all shareowners submitting proposals will be furnished to any person upon request to the Corporation.
























































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                                   ITEM NO. 3
                   SHAREOWNER PROPOSAL RECOMMENDING EXPANDED
                      DISCLOSURE OF EXECUTIVE COMPENSATION

     The Corporation has been informed that a shareowner intends to submit a proposal for adoption at the annual meeting which recommends that future proxy statements list the names, titles and compensation amounts for each executive with a base salary of more than $100,000.

         THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO ITEM NO. 3

     The Securities and Exchange Commission, after two years of intensive study, adopted new rules for proxy disclosure of executive compensation. Public companies now provide significant additional information concerning the Chief Executive Officer and the next four most highly compensated executive officers. This information is provided to shareowners in easy to read charts rather than by narrative description, as previously required. This simplified format allows shareowners to better understand the compensation paid to those executives most responsible for the Corporation's performance.

     The Board does not agree that providing further information on compensation paid to executives beyond the five most highly compensated executives would be of material assistance to shareowners in making voting and investment decisions. Further, the Corporation could be put at a competitive disadvantage were it required to make more extensive disclosures on compensation than other public corporations. Therefore, the Board recommends that the shareowners cast their votes against this resolution.

                          TEXT OF SHAREOWNER PROPOSAL

     "RESOLVED: That the shareowners recommend that the Board take the necessary step that United Technologies specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

                         SUPPORTING STATEMENT OF SHAREOWNER

     "REASONS: In support of such proposed Resolution it is clear that the shareowners have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareowners will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

     Last year, the owners of 24,466,654 shares, representing approximately 22.9% of shares voting, voted FOR this proposal.

     If you AGREE, please mark your proxy FOR this proposal."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
________________________________________________________________________





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                                   ITEM NO. 4
                         SHAREOWNER PROPOSAL REGARDING
                         EMPLOYMENT IN NORTHERN IRELAND

     The Corporation has been informed that shareowners intend to submit the proposal set forth below for adoption at the annual meeting requesting the Corporation to make all possible lawful efforts to implement or increase activity on each of the nine MacBride Principles.

         THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO ITEM NO. 4

     Employment decisions in Northern Ireland and throughout the United Technologies organization are based solely upon the job applicant's qualifications for the available position. Further, every effort is made to maintain a safe and secure workplace for employees. In Northern Ireland, one of many steps taken by plant management toward that goal is the prohibition of displays of religious and/or political emblems.

     Because the Automotive plant is located in an area of Northern Ireland dominated by one religious group, the majority of employees are also of that religious affiliation. In an effort to ensure equal opportunity for all potential employees, recruitment efforts and advertisements for available positions are extended beyond the immediate geographical area. The facility complies with all fair employment legislation, including requirements to register with the Fair Employment Commission, to submit regular monitoring returns showing religious composition of the workforce and to review employment practices on a regular basis. It also enforces its own strict fair employment policy.

     The Corporation will continue to uphold its policies of non-discriminatory hiring and equal opportunity throughout the organization.

                          TEXT OF SHAREOWNER PROPOSAL

     _WHEREAS, United Technologies Corporation operates two wholly-owned subsidiaries in Northern Ireland, United Technologies Automotive (U.K.), and Otis Elevator PLC Ltd.,

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as being one of the major causes of the conflict in that country;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

       1. Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

       2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

       3. The banning of provocative religious or political emblems from the workplace.

       4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groupings.

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       5.  Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

       6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

       7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve skills of minority employees.

       8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

       9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareowners request the Board of Directors to:

       1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles._

                        SUPPORTING STATEMENT OF SHAREOWNER

       __Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

       _In May 1986, the United States District Court ruled in NYCERS v. American Brands, 634 F. Supp. 1382 (S.D.N.Y., May 12, 1986) that `all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility.'

       _An endorsement of the MacBride Principles by United Technologies will demonstrate its concern for human rights and equality of opportunity in its international operations. Please vote your proxy FOR these concerns._

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

_____________________________________________________________________


















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                                   ITEM NO. 5
                         SHAREOWNER PROPOSAL REGARDING
                             FOREIGN MILITARY SALES

     The Corporation has been informed that shareowners intend to submit the proposal set forth below regarding foreign military sales for adoption at the annual meeting, requesting the Board of Directors to provide a comprehensive report on United Technologies' foreign military sales as detailed below.



         THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO ITEM NO. 5

     United Technologies conducts business in international markets within the laws and regulations established by the United States Government. Exports of military equipment are controlled by the federal government in furtherance of the national security and foreign policy goals of the United States. Under our laws, the federal government is responsible for the continuous supervision and general direction of foreign military sales, financing, cooperative projects and exports. Current law forbids sales to certain countries and requires that decisions on licensing of exports take into account whether the export of an article will contribute to an arms race, support international terrorism or increase the possibility of outbreak or escalation of conflict. United Technologies' aerospace products and services have civilian as well as defense applications, and this factor is also considered by the government in its approval process.

     The Board believes most of the information requested by the proponents, including contract terms and sales strategies, is sensitive business information which, if released, would place the Corporation at a disadvantage to its competitors.

     Therefore, the Board is unable to support this proposal and recommends that the shareowners cast their votes against this resolution.

                             TEXT OF SHAREOWNER PROPOSAL

     _WHEREAS, the wars in Somalia and Bosnia-Hercegovina focus world attention on the bitterness and horror of modern war and fears of mass destruction of people and their whole way of life.

     WHEREAS, during the 1991 Persian Gulf war, United States/Allied Forces faced state-of-the-art weapons in Kuwait and Iraq, most of which were not produced by Iraq. Public attention has been drawn to the more than sixty U.S. corporations who were members of the United States-Iraq Business Forum as of July 1990 and the forty U.S. corporations known to have helped transform Iraq's strategic weapons program between 1970 and 1990.

     WHEREAS, Business Executives for National Security urges `a company, when confronting an export opportunity which may be linked to weapons proliferation, to ask itself not only _Is it legal?_ but `Is it right?'

     WHEREAS, in FY1992 United Technologies ranked 9th among corporations licensed to export military equipment with sales in excess of $198 million;

     RESOLVED, the shareowners request the Board of Directors to provide a comprehensive report on United Technologies' foreign military sales. The report should be available to all shareowners within six months of the 1994 Annual Meeting, may omit classified and proprietary information and be prepared at reasonable cost._
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                         SUPPORTING STATEMENT OF SHAREOWNER

          _Global security is not just security of territory, it is security of people. It is not just security through weapons, it is security through jobs, human development, environmental sustainability. We believe the most significant obstacle to genuine global security is the amount of money nations of the world spend on weapons. This figure is currently over $1 trillion annually.

          Given unchecked sales of state-of-the-art weaponry and the number of regional wars, it is reasonable to ask how our Company operates in this arena. We hope the report will include:

          1.   Criteria used to promote foreign military sales.

          2. Procedures used to negotiate sales directly with foreign governments or through the U.S. government. For example, how is it determined what weapons are direct commercial arms sales and what must be negotiated by the U.S. government through the Pentagon? What percentage is commercial arms sales and what is foreign military sales?

          3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; and licensing and/or co-production with foreign governments.

          Frankly, the resolution proponents are appalled by military industry calls for a $5,000,000,000 loan guarantee for foreign military sales to poor nations because ultimately the U.S. will pay for foreign wars while further degrading the U.S. industrial base. We are equally disturbed at industry's claims and lobbying efforts asserting the only way to keep jobs is to promote foreign military sales. We believe such statements are contradictory in light of co-production agreements and transfer of technology to foreign companies. Such contracts with foreign companies/ governments have strong implications for U.S. workers during this time of accelerated down-sizing of our workforce.

          If you agree, please support this resolution by voting YES._

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

____________________________________________________________________


                                   ITEM NO. 6
  SHAREOWNER PROPOSAL REGARDING A CODE OF CONDUCT FOR BUSINESSES OPERATING IN
                                  SOUTH AFRICA

     The Corporation has been informed that a shareowner intends to submit the proposal set forth below concerning a code of conduct for businesses operating in South Africa for adoption at the annual meeting.









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         THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO ITEM NO. 6

     United Technologies and Otis Elevator Company Limited ("Otis-South Africa"), a subsidiary of Otis Elevator Company, have always followed ethical business practices in operating and investing in their businesses. The Board has always believed that the most effective way to contribute to a healthy South African economy and society is by remaining engaged in the local community.

     Otis has a long and positive record of success in its business in South Africa and has been a consistent opponent of apartheid. Our employment practices on a global basis, as well as in South Africa, emphasize fairness and equal employment principles. We will continue these practices. We hope that other foreign companies will soon join us in doing business in South Africa.

     With democratic elections about to take place, the newly elected representatives of the South African people will pass appropriate legislation to govern the workplace. The Board believes that the new government will set appropriate safeguards for the work force. Both the U.S. Department of State and the Statement of Principles Program have also said that they intend to phase out their programs following the April elections.

     For these reasons, the Board recommends a vote against the proposal.

                             TEXT OF SHAREOWNER PROPOSAL

     "... shareowners request the Board of Directors:

          1. to endorse the Code of Conduct for Business Operating in South Africa [ as adopted by the South African Council of Churches on July 8, 1993 ] and

          2.   report to shareowners on its implementation."

                         SUPPORTING STATEMENT OF SHAREOWNER

     "During 1993, negotiations in South Africa resulted in a date, April 27, 1994, for the first non-racial elections. The talks also established a Transitional Executive Council to oversee the change to a new democratic South Africa. These actions resulted in the call to lift international sanctions and to reinvest to build a new South Africa.

     Meanwhile, deaths from unabated violence make the transition to peace difficult. Moreover, while statutory apartheid has ended, its economic and social legacy continue:

          Education: The rate of illiteracy is 50%. The apartheid government spent four times the amount on whites for education that it did on blacks, and maintained 14 education departments.

          Economy: Wealth continues to be concentrated in white hands. Black incomes are one tenth those of whites, while black unemployment is 50%. Four groups of companies control 80.7% of the capitalized value of the Johannesburg Stock Exchange.

          Housing and Land: Over seven million people live in makeshift shanties and the backlog of affordable housing is between 1.2 million and 1.4 million units. Poverty among blacks leaves 60% with inadequate incomes to invest in housing. Forced removals of blacks to homelands placed 44% of the nation's population on 13% of the land. These removals continued into 1993.
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          Health and Environment:  The average black infant is six times more likely to die during its first six months than the average white infant. The mining industry operates with little regulation of health and environmental impact. In some townships 40% of residents have asbestos-related cancer from mining waste in their communities.

     We believe the international business community should assist in rebuilding a viable economy within a just social structure.

     The South African Council of Churches on July 8, 1993, adopted a Code of Conduct for Business Operating in South Africa. This ethical framework for investment grew out of collaborative work with the African National Congress (ANC), the Coalition of South African Trade Unions (COSATU), numerous other political, community and business organizations and international partners. It is similar to the Platform of Guiding Principles announced in November 1992 by the ANC and COSATU.

     The SACC Code summons business to play a constructive and creative role in partnership with workers, communities and other members of civil society to lay the economic foundations for a stable and prosperous South Africa. Its planks call for equal opportunity, training and education to increase productive capacities, protection of workers' rights, a safe and healthy workplace, job creation, social responsibility programs developed in consultation with communities affected, disclosure of product hazards to consumers, environmentally sound products and practices, support for black-owned businesses, and disclosure of information needed to monitor Code implementation.

     We believe this Code presents an acceptable ethical framework for our company's South African operations and will improve its standing in its communities and markets in South Africa.

     Therefore, shareowners request the Board of Directors:

          1. to endorse the Code of Conduct for Business Operating in South Africa and

          2.   report to shareowners on its implementation."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

____________________________________________________________________


                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be voted upon at the meeting. However, the persons named in the enclosed proxy card will, at their discretion, vote the shares they represent upon any other business that may properly come before the meeting.

                               PROXIES AND VOTING

Tabulation and Secrecy of Votes

     Pursuant to the Bylaws of the Corporation, the Board of Directors has appointed representatives of First Chicago Trust Company of New York to serve as Inspectors of Election to supervise the votes at the annual meeting. The Inspectors will decide all questions respecting the qualification of voters, the validity of the proxies and the acceptance or rejection of votes. None of the Inspectors is an officer, employee or shareowner of the Corporation. In
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addition, the Corporation has engaged the services of First Chicago Trust
Company of New York to receive, inspect, tabulate and maintain custody of proxies returned to First Chicago Trust Company of New York for voting. The Inspectors and all other persons, including employees of First Chicago Trust Company of New York and the Corporation, whose duties require the handling of proxies and tabulation of votes, have been instructed that the vote of any shareowner will be kept secret and shall not be disclosed except as may be required for legal purposes.

Solicitation

     Solicitation of proxies is being made by the Board of Directors through the mail, in person and by telegraph and telephone. The cost will be borne by the Corporation. In addition, arrangements have been made with brokerage houses and other custodians to send proxies and proxy soliciting material to the persons for whom they hold shares, and the Corporation will reimburse them for their expenses in so doing. The Corporation has also retained Georgeson & Company Inc., New York, NY, to aid in the solicitation of proxies at a fee estimated at $15,500 plus out-of-pocket expenses.

Revocation

     A shareowner executing and returning a proxy has the power to revoke it at any time before it is voted by giving written notice of such revocation to the Secretary of the Corporation, by submission of another proxy bearing a later date, or by attending the meeting and requesting to vote in person.

Signatures in Certain Cases

     If a shareowner is a corporation, the enclosed proxy should be signed in its corporate name by an authorized officer and his/her title should be indicated. If stock is registered in the names of two or more trustees or other persons, the proxy may be signed by one of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or administrator, whose title as such should follow the signature.

Quorum and Vote Required for Approval

     The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast, without distinction as to class, is necessary for a quorum at the annual meeting. Directors are elected by a plurality of votes cast. The favorable vote of the owners of a majority of the votes present or represented at the meeting is required for the appointment of Price Waterhouse as General Auditor and for the adoption of the shareowner proposals with respect to disclosure of executive compensation, employment in Northern Ireland, a report on foreign military sales, and a code of conduct for businesses operating in South Africa.

     In the case of each of the matters that requires a favorable vote of the owners of a majority of the votes present or represented at the meeting, all shares as to which an abstention has been indicated on the proxy will be considered present for the purpose of establishing a quorum, but will not count either "for" or "against" with respect to the matter or matters that are the subject of the abstention.







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Action to be Taken Under the Proxy

     In accordance with the recommendations of the Board of Directors, all proxies will be voted, if no contrary instruction is indicated on the proxy, for the election as directors of the persons nominated by the Board of Directors, for the appointment of Price Waterhouse as General Auditor and against the shareowner proposals.

Savings Plans

     A separate proxy card has been sent by the Trustee to each employee who participates in a Savings Plan of the Corporation or its subsidiaries through investment in a UTC Stock Fund or the Employee Stock Ownership Plan. Shares held in the UTC Stock Fund will be voted by the Trustee in accordance with each employee's directions. If an employee does not mark instructions on the card or if the employee does not return the instruction card to the Trustee, the Trustee will vote such shares in accordance with the instructions it receives with respect to a plurality of the shares for which instruction cards are received by the Trustee. All employer stock in the ESOP Fund that has been allocated to the employees' accounts for which the Trustee receives voting instructions will be voted in accordance with those instructions. All employer stock that has been allocated to the employees' accounts but for which the Trustee has not received voting instructions, and all unallocated shares in the ESOP account, will be voted by the Trustee in accordance with the instructions it receives with respect to a plurality of the shares that are allocated to the employees' ESOP accounts.


                                 ANNUAL REPORT

     The Corporation's Sixtieth Annual Report, including financial statements for the year 1993, was mailed to shareowners on or about February 25, 1994.


                                          William H. Trachsel
                                          Vice President and Secretary

Hartford, Connecticut
March 11, 1994





















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